                            ASSET PURCHASE AGREEMENT

                         DATED AS OF February 13, 1997

                                  BY AND AMONG

                     MID-STATES NEWSPAPERS, INC., AS SELLER

                                      AND

                       NEWSPAPER HOLDINGS, INC., AS BUYER

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                    ARTICLE 1
                                SALE AND TRANSFER
1.1    The Sale   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
1.2    Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
1.3    Assumption of Obligations and Liabilities  . . . . . . . . . . . . . .  5

                                    ARTICLE 2
                       PURCHASE PRICE CLOSING ADJUSTMENTS
2.1    Purchase Price and Covenants Not to Compete  . . . . . . . . . . . . .  7
2.2    Working Capital Settlement   . . . . . . . . . . . . . . . . . . . . .  8

                                    ARTICLE 3
                                   THE CLOSING
3.1    Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . 13
3.2    Deliveries by Seller   . . . . . . . . . . . . . . . . . . . . . . . . 13
3.3    Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . 14

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER
4.1    Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
4.2    Authority Relative to this Agreement   . . . . . . . . . . . . . . . . 14
4.3    Noncontravention; Consents and Approvals   . . . . . . . . . . . . . . 15
4.4    Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . 16
4.5    Absence of Certain Changes   . . . . . . . . . . . . . . . . . . . . . 16
4.6    Certain Contracts and Arrangements   . . . . . . . . . . . . . . . . . 17
4.7    Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
4.8    Labor Matters; Personnel Data  . . . . . . . . . . . . . . . . . . . . 18
4.9    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
4.10   Licenses and Authorizations  . . . . . . . . . . . . . . . . . . . . . 19
4.11   Title to Real Property   . . . . . . . . . . . . . . . . . . . . . . . 20
4.12   Title to Personal Property   . . . . . . . . . . . . . . . . . . . . . 21
4.13   Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . 21
4.14   Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
4.15   Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . 22
4.16   Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . 22
4.17   Circulation and Advertising Linage   . . . . . . . . . . . . . . . . . 22
4.18   Postal Permits   . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
4.19   ABC Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
4.20   Legal Advertisements   . . . . . . . . . . . . . . . . . . . . . . . . 23
4.21   Subscribers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
4.22   Newsrack Locations   . . . . . . . . . . . . . . . . . . . . . . . . . 23
4.23   Environmental Laws   . . . . . . . . . . . . . . . . . . . . . . . . . 24
4.24   Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . 25
4.25   Relationships with Affiliates  . . . . . . . . . . . . . . . . . . . . 25
4.26   Totality of Assets   . . . . . . . . . . . . . . . . . . . . . . . . . 26
4.27   Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . 26
4.28   Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

                                                                            PAGE
                                                                            ----
                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER
5.1    Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
5.2    Authority Relative to this Agreement   . . . . . . . . . . . . . . . . 26
5.3    Noncontravention; Consents and Approvals   . . . . . . . . . . . . . . 27
5.4    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . 27
5.5    Hart-Scott-Rodino  . . . . . . . . . . . . . . . . . . . . . . . . . . 27

                                    ARTICLE 6
                            COVENANTS OF THE PARTIES
6.1    Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . 27
6.2    Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . 29
6.3    Other Consents, Waivers and Approvals  . . . . . . . . . . . . . . . . 30
6.4    Consummation of Agreement  . . . . . . . . . . . . . . . . . . . . . . 30
6.5    Public Announcements   . . . . . . . . . . . . . . . . . . . . . . . . 30
6.6    Solicitation of Employees  . . . . . . . . . . . . . . . . . . . . . . 30
6.7    Intentionally Omitted  . . . . . . . . . . . . . . . . . . . . . . . . 30
6.8    Allocation of Purchase Price   . . . . . . . . . . . . . . . . . . . . 31
6.9    Release of Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . 31
6.10   Environmental and Health and Safety Matters  . . . . . . . . . . . . . 31
6.11   Billing Services   . . . . . . . . . . . . . . . . . . . . . . . . . . 31
6.12   Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

                                    ARTICLE 7
                     CONDITIONS TO THE OBLIGATIONS OF BUYER
7.1    Representations and Warranties   . . . . . . . . . . . . . . . . . . . 33
7.2    Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
7.3    Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
7.4    Certain Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . 33
7.5    Opinion of Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . 33
7.6    No Material Adverse Change   . . . . . . . . . . . . . . . . . . . . . 33
7.7    Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
7.8    Releases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
7.9    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
7.10   Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
7.11   Circulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
7.12   Seller's Actions   . . . . . . . . . . . . . . . . . . . . . . . . . . 34
7.13   Document Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . 34

                                    ARTICLE 8
                     CONDITIONS TO THE OBLIGATIONS OF SELLER
8.1    Representations and Warranties   . . . . . . . . . . . . . . . . . . . 35
8.2    Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
8.3    Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
8.4    Certain Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . 36
8.5    Opinion of Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . 36
8.6    Document Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . 36

                                                                            PAGE
                                                                            ----
                                    ARTICLE 9
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
9.1    Survival of Representations  . . . . . . . . . . . . . . . . . . . . . 36
9.2    Seller's Agreement to Indemnify  . . . . . . . . . . . . . . . . . . . 37
9.3    Buyer's Agreement to Indemnify   . . . . . . . . . . . . . . . . . . . 39

                                   ARTICLE 10
                                   TERMINATION
10.1   Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
10.2   Procedure and Effect of Termination  . . . . . . . . . . . . . . . . . 41

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS
11.1   Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
11.2   Further Assurances   . . . . . . . . . . . . . . . . . . . . . . . . . 42
11.3   Amendment and Modification   . . . . . . . . . . . . . . . . . . . . . 43
11.4   Waiver of Compliance; Consents   . . . . . . . . . . . . . . . . . . . 43
11.5   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
11.6   Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
11.7   No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
11.8   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
11.9   Consent to Jurisdiction, etc.  . . . . . . . . . . . . . . . . . . . . 45
11.10  Specific Performance   . . . . . . . . . . . . . . . . . . . . . . . . 45
11.11  Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
11.12  Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
11.13  Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . 46
11.14  Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
11.15  Bulk Sales   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
11.16  Cooperation With Respect to Taxes and Other Matters  . . . . . . . . . 46
11.17  Glossary of Defined Terms  . . . . . . . . . . . . . . . . . . . . . . 47

                                    EXHIBITS


Exhibit A -   Assignment and Assumption Agreement
Exhibit B -   Form of Covenant Not to Compete
Exhibit C -   Pre-Closing Statement of Current Assets and Current Liabilities
Exhibit D -   Closing Statement of Current Assets and Current Liabilities
Exhibit E -   Seller's Officer's Certificate
Exhibit F-    Opinion of Counsel to Seller
Exhibit G -   Buyer's Officer's Certificate
Exhibit H -   Opinion of Counsel to Buyer


                              DISCLOSURE SCHEDULE


1.2(g)  -     Corporate Overhead Assets
2.1(a)  -     Individuals Executing Covenant Not to Compete
4.3(a)  -     Transaction Conflicts
4.3(b)  -     Required Consents
4.4     -     Financial Statement Exceptions
4.5     -     Certain Changes
4.6     -     Certain Contracts and Arrangements
4.7     -     Litigation
4.8(a)  -     Collective Bargaining Agreements
4.8(b)  -     Employees
4.9     -     Tax Matters
4.10    -     Licenses
4.11    -     Real Property Owned or Leased by Seller
4.12    -     Personal Property
4.14    -     Value of Inventories
4.16    -     Intellectual Property
4.17    -     Circulation and Advertising Linage
4.20    -     Legal Notice Jurisdictions
4.21    -     Subscribers
4.22    -     Newsrack Locations
4.23    -     Environmental Matters
4.25    -     Relationship with Affiliates

                            ASSET PURCHASE AGREEMENT


       This Asset Purchase Agreement (this "Agreement") is entered into as of February 13, 1997, by and between Mid-States Newspapers, Inc., a Delaware corporation ("Seller"); and Newspaper Holdings, Inc., a Delaware corporation ("Buyer").

                             PRELIMINARY STATEMENTS

       A. Seller owns and operates The Potomac News, The Stafford County Sun, The Potomac News Market Place and The Manassas Extra located in Woodbridge, Virginia and the assets related thereto (the "Newspapers").

       B. Buyer desires to acquire the ongoing businesses and all of the assets owned by Seller and used or useful in connection with the operation of the Newspapers (except assets specifically excluded herein), and Seller desires to sell such businesses and assets to Buyer, upon the terms and conditions stated herein.

       In consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                               SALE AND TRANSFER

       1.1 The Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.1 hereof), Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, free and clear of all liens, encumbrances, mortgages or security interests, except as expressly permitted in Section 3.2(a), all of the assets and properties of Seller, whether real, personal, tangible or intangible, which are owned by Seller and used or useful in connection with the Newspapers as their businesses are currently conducted (specifically excepting the Excluded Assets described in Section 1.2 hereof), including all additions thereto through and including the Closing Date, but less all dispositions thereof as permitted pursuant to Section 6.1 hereof through and including the Closing Date, such assets and properties being referred to herein as the "Assets", and including without limitation the following:

              (a) Seller's parcels of real property owned in fee and used or useful in the ownership or operation of the Newspapers as their businesses are currently conducted, and all buildings, structures and other improvements located thereon, and all easements, rights of way and similar authorizations used or useful in the conduct of the businesses and operations of the Newspapers, including the parcels of real property owned in fee and all easements, rights of way and similar authorizations, all of which are described in Section 4.11 of a document delivered by Seller to Buyer contemporaneously with the execution of this Agreement (such document is referred to herein as the "Disclosure Schedule");

              (b) All of the tangible personal property other than that described as an Excluded Asset below in Section 1.2 which is owned and used or useful in the conduct of the businesses and operations of the Newspapers, including furniture, fixtures, machinery, equipment and vehicles, including without limitation, the tangible personal property listed in Section 4.12 of the Disclosure Schedule;

              (c) All contracts, agreements, options, leases (whether of realty or personalty), and commitments of Seller which are related to the conduct of the businesses and operations of the Newspapers, other than those described as Excluded Assets in Section 1.2 below, whether oral or written, express or implied, including leases of property used in the operations of the Newspapers, rights and interests in and under purchase contracts for new equipment, including purchase price deposits, advertising sales and newspaper distribution contracts, supplier contracts, advertising service contracts and all service and feature or other information provider contracts, and which either (i) are listed in Section 4.6 of the Disclosure Schedule; (ii) are advertising contracts entered into in the ordinary course of business at published rates and on a form substantially the same as one of the forms included in Section 4.6 of the Disclosure Schedule; (iii) are news carrier contracts entered into in the ordinary course of business and on a form substantially the same as the form included in Section 4.6 of the Disclosure Schedule; (iv) are other contracts which were entered into in the ordinary course of business consistent with past practice and do not involve monetary obligations individually or in the aggregate of more than Fifty Thousand Dollars ($50,000); or (v) are entered into after the date hereof in the ordinary course of business in accordance with Section 6.1 hereof or with the prior written consent of Buyer (all of such contracts, agreements, options, leases or commitments are sometimes referred to herein collectively as the "Contracts");

              (d) All orders for the sale of advertising and subscriptions which relate to the Newspapers;

              (e) All permits, licenses and authorizations issued by local, state and federal authorities, and applications therefor, which are held by Seller or any Newspaper, that are used or useful in the conduct of the business of any Newspaper as currently conducted, including those set forth in Section 4.11 of the Disclosure Schedule (all of such licenses, permits and authorizations are sometimes collectively referred to herein as the "Licenses");

              (f) All mastheads, trade names, trademarks, service marks, service names and other similar intangible rights and interests, which are used or useful in connection with the business and operations of any Newspaper as currently conducted;

              (g) All artwork, copyrights and other ownership rights related to the contents of the Newspapers, all copies of previously published editions of the Newspapers the Newspapers' morgue or library and copies of all material files, financial information and all accounting records relating to the assets or operations of the Newspapers and located at any offices or facilities of the Newspapers, including without limitation any current financial data with respect to the Newspapers, together with computer print-outs thereof containing all current and historical financial information (including state income tax returns relating to the Newspapers and sales, use and property tax returns for the Newspapers) maintained by Seller with respect to the Newspapers (separate from any such data maintained for any other publications of Seller) and all related intellectual property;

              (h) All prepaid taxes (excluding income taxes) and expenses with respect to the businesses and operations of the Newspapers;

              (i) All inventories of newsprint, ink, film, photographic paper and plates, spare parts, supplies, fuel and other consumable items used or useful in connection with the businesses and operations of the Newspapers as currently conducted;

              (j) All surety bonds, surety deposits and security deposits posted by or on behalf of Seller as security for its or the Newspapers' performance of any Contract or obligation to be assumed by Buyer pursuant to this Agreement;

              (k) All cash bonds and trust accounts related to carriers for the Newspapers;

              (l) All subscriber, advertiser and trade accounts receivable due to Seller as a result of the businesses and operations of the Newspapers prior to the Adjustment Time (as hereinafter defined);

              (m) To the extent in existence, all contracts of life insurance and any cash surrender value in regard thereto;

              (n) Seller's records, files and data used in the business and operations of the Newspapers, including maps, plans, diagrams, engineering data, blueprints and schematics, if any;

              (o) All other current assets of Seller, other than Excluded Assets, to the extent reflected on the final Closing Date Statement of Current Assets and Current Liabilities arising prior to the Adjustment Time; and

              (p) All other assets owned by Seller and used or useful in the businesses and operations of the Newspapers as currently conducted not specifically referred to above and not described below as Excluded Assets.

       1.2 Excluded Assets. Notwithstanding anything contained herein to the contrary, the following properties and assets (the "Excluded Assets") shall be retained by Seller and shall not be sold, assigned or transferred to Buyer:

              (a)    all of Seller's cash in its bank accounts;

              (b) any Employee Plan, Compensation Arrangement or Multi-employer Plan (all as defined below in Section 1.3);

              (c) contracts for acquisition of newsprint and any other contracts or agreements of any nature whatsoever of Seller or the Newspapers not specifically assumed by Buyer hereunder, including, without limitation, the car lease applicable to the publisher (or former publisher) of The Potomac News;

              (d) all contracts of property and casualty insurance and all insurance plans and the assets thereof and all bonds, letters of credit or similar items and any cash surrender value in regard thereto;

              (e) any and all claims of Seller with respect to transactions occurring prior to the Closing Date, including, without limitation, rights and interests of Seller in and to any claims for tax refunds (including, but not limited to, federal, state or local franchise, income or other taxes) and all causes of action and claims of Seller under contracts and with respect to other transactions with respect to events occurring prior to the Closing Date and all claims for other refunds of monies paid to any governmental agency;

              (f) Seller's minute books, stock ledgers and other books and records that pertain to internal matters of Seller and Seller's account books of original entry with respect to any Newspaper or any Assets, and all original accounts, checks, payment records, tax records (including payroll, unemployment, real estate and other tax records) and other similar books, records and information of Seller relating to Seller's operation of the business of any Newspaper or any Assets, prior to Closing; and

              (g)    assets of a corporate overhead nature, described on
Schedule 1.2(g) hereto, that are utilized in the business or operations of one or more affiliates of the Newspapers; provided that such assets shall not include operating and financial computer hardware located at the site of the Newspapers.

       1.3 Assumption of Obligations and Liabilities. As of the Closing Date, Buyer shall assume, pay, discharge and perform the following:

              (a) all the obligations and liabilities of Seller under the Contracts which are attributable to the period after 11:59 p.m. on February 13, 1997 (the "Adjustment Time"), by the terms thereof, are to be observed, paid, discharged or performed, as the case may be, at any time after the Adjustment Time;

              (b) all obligations and liabilities (other than those relating to any contract or agreement which is not a Contract) arising out of any fact or circumstance which relates to the ownership and operation of the Newspapers and the Assets and which occurs after the Adjustment Time;

              (c) all trade accounts payable accrued with respect to the Newspapers as of the Adjustment Time to the extent, but only to the extent, reflected on the Closing Date Statement of Current Assets and Current Liabilities, as hereinafter defined;

              (d) all liabilities of Seller as of the Adjustment Time with respect to the delivery of copies of the Newspapers for the then remaining term of any and all prepaid subscriptions to the extent, but only to the extent, reflected on the Closing Date Statement of Current Assets and Current Liabilities, as hereinafter defined;

              (e) all real estate, personal property, sales and use taxes arising out of the operations of the Newspapers prior to the Adjustment Time and accrued as of the Adjustment Time to the extent, but only to the extent, reflected on the Closing Date Statement of Current Assets and Current Liabilities, as hereinafter defined;

              (f) all accrued vacation benefits for employees of Seller hired by Buyer as of the Adjustment Time with respect to work performed prior thereto to the extent, but only to the extent, reflected on the Closing Date Statement of Current Assets and Current Liabilities, as hereinafter defined; and

              (g) all other current liabilities of the Seller to the extent, but only to the extent, reflected on the Closing Date Statement of Current Assets and Current Liabilities, as hereinafter defined, and the $5000 relocation bonus referred to in Section 2.2(a)(i) hereof.

       With respect to subsections (c) through (g) above, it is the intent and agreement of the parties that the Closing Date Statement of Current Assets and Current Liabilities will reflect all Current Liabilities of the Seller which are required in accordance with the terms of this Agreement to be reflected on such statement and Buyer, in preparing such statement, will reflect on such Statement such Current Liabilities of which it is aware at the time of preparing such statement.

       Other than as expressly specified in this Agreement or in the Assignment and Assumption Agreement (the "Assumption Agreement") in the form annexed hereto as Exhibit A, Buyer shall not, nor shall it have the obligation to assume, pay, perform, discharge or be responsible or liable for, any obligations, duties, claims, commitments, expenses, current or deferred income taxes, agreements or other liabilities of Seller or relating to the Newspapers of any nature whatsoever, which obligations, duties and liabilities shall remain the obligations, duties and liabilities of Seller. Without limiting the generality of the foregoing, except as otherwise may be provided in this Agreement or the Assumption Agreement, Buyer shall not be liable for any (i) litigation or other proceedings of any nature whatsoever attributable to the period prior to the Adjustment Time; (ii) any workmen's compensation claims attributable to the period prior to the Adjustment Time; (iii) obligation under any Employee Plan, Compensation Arrangement, Multi-employer Plan; (iv) any obligation to employees of the Newspapers to pay wages, commissions, salaries, bonuses, severance, accrued sick leave, accrued vacation; or (v) any other form of employee compensation or benefits earned, vested or accrued prior to the Adjustment

Time or arising out of the transactions contemplated by this Agreement, including without limitation, any such compensation or benefits arising out of the termination of employment of any employee of the Newspapers resulting from the transactions contemplated by this Agreement.

       The following definitions shall be used in this Agreement:

                     (i) "Compensation Arrangement" shall mean any plan or compensation arrangement other than an Employee Plan, whether written or unwritten, which provides to employees or former employees of the Newspaper any compensation or other benefits, whether deferred or not, in excess of base salary or wages and excluding overtime pay, including, but not limited to, any bonus or incentive plan, stock rights plan, deferred compensation arrangement, life insurance, stock purchase plan, severance pay plan and any other perquisites and employee fringe benefit plan.

                     (ii) "Employee Plan" shall mean any pension, retirement, profit-sharing, deferred compensation, vacation, severance, bonus, incentive, medical, vision, dental, disability, life insurance or any other employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which Seller or any entity related to Seller (under the terms of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code")) contributes or to which Seller or any entity related to Seller (under the terms of Sections 414(b), (c), (m) or (o) of the Code), sponsors, maintains or otherwise is bound.

                     (iii) "Multi-employer Plan" shall mean a plan, as defined in ERISA Section 3(37), to which Seller or any entity related to Seller (under the terms of Sections 414(b), (c), (m) or (o) of the Code) contributes or is required to contribute.

                                   ARTICLE 2
                       PURCHASE PRICE CLOSING ADJUSTMENTS

              2.1    Purchase Price and Covenants Not to Compete.

              (a) In consideration of Forty Eight Million Dollars ($48,000,000)(subject to adjustment, as provided for in Section 2.2, the "Purchase Price"), at the Closing (as hereinafter defined) Seller agrees to sell, transfer and assign the Assets to Buyer, Seller and Guarantor (as hereinafter defined) agree to enter into the Covenant Not to Compete, substantially in the form of Exhibit B attached hereto (a "Covenant Not to Compete"), and Seller agrees to cause the individual listed in Section 2.1(a) of the Disclosure Schedule to execute a Covenant Not to Compete at Closing. Notwithstanding the foregoing, the individual listed in Section 2.1(a) of the Disclosure Schedule shall receive a payment from Buyer of $1000 in consideration of such individual's execution of the Covenant Not to Compete, such amount to be deducted from the Purchase Price to be paid to Seller.

              (b) The Purchase Price shall be payable by wire transfer in immediately available funds payable at the Closing (as hereinafter defined) to a bank account to be designated by Seller.

       2.2    Working Capital Settlement.

              (a) For purposes of this Agreement, the following terms shall have the following meanings:

                     (i) "Current Liabilities" shall be all the current liabilities (including liabilities, whether recorded or unrecorded, for employee vacations and all employee benefits to the extent not discharged by Seller) attributable to the operations of the Newspapers determined in accordance with generally accepted accounting principles ("GAAP") as of the Adjustment Time, but excluding federal and state income taxes payable (including the current portion of deferred taxes) and intercompany liabilities including, but not limited to, intercompany management and accounting fees payable, and subject to the other provisions of this Section 2.2. Current Liabilities shall also include a $5000 relocation bonus to be paid after the Closing Date by Buyer to the circulation manager of The Potomac News and an amount of $5,250 in respect of correction of certain matters specified in that certain draft Environmental and Workplace Audit Report for The Potomac News, Woodbridge, Virginia dated January 29, 1997, prepared by Goldman Environmental Consultants, Inc.

       For purposes of clarification, it is understood and agreed by the parties that Current Liabilities shall not include (1) any adjustment for accrued sick leave, if in accordance with Seller's past practices, there is no legal obligation to pay any cash amount to such employees in respect of such sick leave; provided that if there is such an obligation, an adjustment shall be made and, in such event, Buyer shall assume such obligation to the extent of the adjustment; (2) any adjustment for any severance liability of Seller (and which it is understood and agreed shall be retained by Seller) in respect of employees of the Newspapers; and (3) any adjustment for wages, commissions, carrier tips, salaries, bonuses, vacation, benefit plan contributions or other form of employee compensation and related payroll and other taxes (collectively, "Employee Related Payments") attributable to the employees of the Newspapers accrued prior to the Adjustment Time to the extent Seller has made payment in respect of the same for the period prior to the Adjustment Time in accordance with the following paragraph. If Seller has not made such payment of Employee Related Payments, Current Liabilities shall include Employee Related Payments attributable to the period prior to the Adjustment Time for employees of the Newspapers who accepted employment with Buyer. Employee Related Payments shall not include the $5000 relocation bonus referred to above.

       Seller agrees that it shall cause to be paid on or prior to the Closing Date, all Employee Related Payments attributable to the period prior to the Adjustment Time with respect to all persons employed by the Newspapers as of or prior to the Adjustment Time. With respect to the payment of subsequent payrolls for employees of the Newspapers who are employed by Buyer subsequent to the Closing Date, it is Buyer and Seller's intention that, to the extent legally permissible, Buyer be treated as a successor employer for federal payroll tax purposes under the alternative procedures set forth in Rev. Proc. 96-60. To this end, if the treatment in the foregoing sentence is legally permissible, Seller and Buyer covenant that they will file Internal Revenue Service Form 941.

                     (ii) "Current Assets" shall be the following, determined in accordance with GAAP as of the Adjustment Time:

                            (A)    All cash on hand that is received by Buyer
and is not an Excluded Asset;

                            (B)    All prepaid expenses attributable to the
Newspapers classified as current assets and that are not attributable to Excluded Assets;

                            (C)    Inventory attributable to the Newspapers;

                            (D)    Deposits attributable to the Newspapers
classified as current assets and that are not attributable to Excluded Assets;
and

                            (E)    All other current assets attributable to the
Newspapers and that are not attributable to

Excluded Assets, stated at cost (excluding cash in banks retained by Seller, income taxes receivable, the current portion of deferred income taxes and intercompany receivables); provided that in the case of accounts receivable, an adequate allowance for doubtful accounts determined in accordance with GAAP in accordance with Seller's past practices shall be made.

                     (iii) "Working Capital" shall mean the excess of Current Assets over Current Liabilities, as such terms are defined above and subject to calculation in accordance with the applicable provisions of this Section 2.2, including, without limitation, Section 2.2(e) hereof.

              (b) At the Closing, Seller shall prepare and deliver to Buyer an estimated Statement of Current Assets and Current Liabilities reasonably acceptable to Buyer, substantially in the form of Exhibit C attached hereto as of the Adjustment Time (the "Pre-Closing Statement of Current Assets and Current Liabilities") for the Newspapers.

              (c) Prior to, or as of the Closing, Seller shall (i) cause all liabilities of the Newspapers not included in the Pre-Closing Statement of Current Assets and Current Liabilities and/or Closing Date Statement of Assets and Liabilities, or not otherwise expressly assumed by Buyer at the Closing, to be discharged in full, at no cost or expense to Buyer or the Newspapers; or
(ii) if not so discharged, Seller shall retain all responsibility and obligation for such liabilities.

              (d) At the Closing, the Purchase Price shall be (i) increased by the amount that estimated Working Capital as of the Adjustment Time as set forth in the Pre-Closing Statement of Current Assets and Current Liabilities exceeds Three Hundred Thousand Dollars ($300,000), up to but not exceeding an amount of Seven Hundred Thousand Dollars ($700,000) or (ii) decreased by the amount that estimated Working Capital as of the Adjustment Time as set forth in the Pre-Closing Statement of Current Assets and Current Liabilities is less than Three Hundred Thousand Dollars ($300,000).

              (e) (i) Within one hundred ninety(190) days after the Closing, Buyer shall prepare a Statement of Current Assets and Current Liabilities, substantially in the form of Exhibit D attached hereto as of the Adjustment Time (the "Closing Date Statement of Current Assets and Current Liabilities"), and submit such statement to Seller for review and approval.

                     (ii) Notwithstanding anything to the contrary contained herein, for purposes of preparing the Closing Date

Statement of Current Assets and Current Liabilities, in determining Current Assets as of the Adjustment Time the calculation of accounts receivable of Seller attributable to the Newspapers as of the Adjustment Time shall be determined based on the actual amounts collected by Buyer in respect of such accounts receivable during the one hundred eighty (180) day period following Closing, irrespective of any reserves or allowances in respect of such accounts receivable provided for in the Pre-Closing Date Statement of Current Assets and Current Liabilities.

                     (iii) Buyer will use all commercially reasonable efforts during the one hundred eighty (180) day period specified above to collect Seller's accounts receivable attributable to the Newspapers as of the Adjustment Time, but will not be required to exercise extraordinary efforts to collect such receivables, including without limitation, the institution of litigation or the referral of such accounts to an attorney or collection agency for collection. Buyer shall not settle or adjust the amount of any such accounts receivable without the written consent of Seller. If Buyer receives money from an account debtor of Buyer that is also an account debtor of Seller with respect to any of such accounts receivable of Seller subject hereto, Buyer shall credit the sums received to the oldest account due, unless there is a good faith dispute with respect to either account and the account debtor specifically identifies the invoice being paid, in which case any payment by such account debtor shall be applied in accordance with any remittance advice or instructions from the account debtor; provided that to the extent any amount in excess of the amount of such invoice is received by Buyer, Buyer shall credit such amounts received to the oldest account due.

                            (iv)   After expiration of the one hundred eighty
(180) day period, at the same time Buyer delivers to Seller the Closing Date Statement of Current Assets and Current Liabilities, Buyer will deliver to Seller a list of the amounts collected in respect of such accounts receivable of Seller subject hereto.

                            (v)    Any accounts receivable of Seller subject
hereto and not collected during such one hundred eighty (180) day period shall be retained by Buyer and Seller shall have no further right or interest therein.

                            (vi)   To the extent the actual amount collected in
respect of Seller's accounts receivable during the one hundred eighty (180) day collection period (1) exceeds the amount of accounts receivable (net of the allowance for doubtful accounts) included in Current Assets and shown on the Pre-Closing

Date Statement of Current Assets and Current Liabilities, Seller shall be entitled to an increase in Current Assets equal to interest on such excess computed from the Closing Date to the date of payment on the settlement of the Purchase Price based upon the finally agreed upon Closing Date Statement of Current Assets and Current Liabilities at a rate of interest equal to 7% (seven percent) per annum; or (2) is less than the amount of accounts receivable (net of the allowance for doubtful accounts) included in Current Assets and shown on the Pre-Closing Date Statement of Current Assets and Liabilities, Buyer shall be entitled to have Current Liabilities increased by an amount equal to interest on such shortfall computed from the Closing Date to the date of payment on the settlement of the Purchase Price based upon the finally agreed upon Closing Date Statement of Current Assets and Current Liabilities at a rate of interest equal to 7% (seven percent) per annum.


              (f) Within thirty (30) days after receipt of the Closing Date Statement of Current Assets and Current Liabilities, Seller shall notify Buyer of any objections Seller may have to the Closing Date Statement of Current Assets and Current Liabilities. In the absence of any such objections, Seller shall be deemed to have approved the Closing Date Statement of Current Assets and Current Liabilities for purposes of the adjustment to be made pursuant to this subsection 2.2(f). If Seller notifies Buyer of any such objections, Buyer and Seller shall attempt to resolve such objections in good faith for a period of thirty (30) days from the date of such notice of objections. If any objections of Seller cannot be resolved by Seller and Buyer within such thirty
(30) day period, such dispute shall immediately be referred to a mutually satisfactory independent certified public accounting firm of national reputation which has not been employed by Seller or Buyer during the one year period preceding the date of such referral, and which has agreed to meet the time deadlines imposed herein. The determination of such firm with respect to such dispute, which shall occur on or prior to one hundred twenty (120) days after Seller's receipt of the Closing Date Statement of Current Assets and Current Liabilities, shall be conclusive and binding on Seller and Buyer. Seller and Buyer shall each pay one-half of the fees of such firm.

              (g) Within three business days after agreement on the Closing Statement of Current Assets and Current Liabilities, Buyer and Seller shall conduct a final settlement of the Purchase Price based on the Closing Date Statement of Current Assets and Current Liabilities. At such time the Purchase Price shall be (i) increased by the amount that actual Working Capital as set forth in the Closing Date Statement of Current Assets and

Current Liabilities exceeds the estimated Working Capital as set forth in the Pre-Closing Statement of Current Assets and Current Liabilities; provided that in no event shall Buyer be obligated to pay, in the aggregate at the Closing and the Post-Closing settlement provided for herein, for more than Seven Hundred Thousand Dollars ($700,000) in Working Capital; or (ii) decreased by the amount that actual Working Capital as set forth in the Closing Date Statement of Current Assets and Current Liabilities is less than estimated Working Capital as set forth in the Pre-Closing Statement of Current Assets and Current Liabilities; provided if there is no Working Capital because Current Liabilities exceed Current Assets, appropriate calculation of the decrease shall be made based on such negative Working Capital. Buyer or Seller, as the case may be, shall make payment of any amount due hereunder within three business days after agreement on the Closing Date Statement of Current Assets and Current Liabilities.


                                   ARTICLE 3
                                  THE CLOSING

       3.1 Time and Place of Closing. Subject to (a) satisfaction or, to the extent permissible by law, waiver (by the party for whose benefit the closing condition is imposed), on or prior to the Closing Date, of the closing conditions described in Articles 7 and 8, and (c) the provisions of Article 10 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dow, Lohnes & Albertson, PLLC, 1200 New Hampshire Avenue, N.W., Washington, D.C. or at such other place as the parties shall mutually agree, at 10:00 a.m., local time, on February 13, 1997, or if the closing conditions described in Articles 7 and 8 have not then been satisfied or waived, on the date (the "Closing Date") that shall be a business day specified by written notice from Buyer to Seller upon at least five (5) days prior notice and not more than five (5) days following the satisfaction or waiver of all such closing conditions.

       3.2 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following:

              (a) General Warranty Deeds to the parcels of real property owned by Seller in fee to be transferred to Buyer hereunder, together with bills of sale of personal property, assignments and other instruments of transfer and conveyance, transferring and assigning to Buyer the Assets, free and clear of all liens, mortgages, pledges and encumbrances other than for (i) real estate taxes not yet due and payable and (ii) easements, rights of way, mineral rights or other restrictions and encumbrances relating to real property, which are of record, are not of a monetary nature and which individually or in the aggregate do not materially and adversely affect the value of such real property or materially interfere with the use of such real property in the businesses and operations of the Newspapers as currently conducted (collectively, "Permitted Liens");

              (b)    The Assumption Agreement duly executed by Seller;

              (c) The opinions, certificates, consents and other documents contemplated by Article 7 hereof;

              (d) The Covenants Not to Compete, duly executed by Seller, Guarantor and parties specified in Schedule 2.1(a) hereto;

              (e) All other documents, certificates, instruments and writings expressly required hereunder to be delivered by Seller at or prior to the Closing or which Buyer reasonably may request.

       3.3 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

              (a)    Funds equal to the Purchase Price;

              (b) The opinions, certificates and other documents contemplated by Article 8 hereof;

              (c)    The Assumption Agreement, duly executed by Buyer;

              (d)    The Covenants Not to Compete, duly executed by Buyer; and

              (e) All other documents, certificates, instruments and writings expressly required hereunder to be delivered by Buyer at or prior to the Closing or which Seller reasonably may request.

                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller represents and warrants to Buyer as follows:

       4.1 Organization. Seller is a corporation duly incorporated, and validly existing under the laws of the State of

Delaware. Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. Seller has delivered to Buyer true and correct copies of its articles of incorporation and bylaws, as amended to date.

       4.2 Authority Relative to this Agreement. Seller has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action by Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes a legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity (collectively, hereinafter "Bankruptcy Laws and Certain Creditors' Rights").

       4.3    Noncontravention; Consents and Approvals.

              (a) Except as set forth in Section 4.3(a) and 4.3(b) of the Disclosure Schedule, the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby and thereby will not (i) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws, of Seller, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other evidence or instrument of, or agreement relating to, indebtedness to which Seller is a party or by which it or any of its properties or assets are bound, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions or provisions of any license, agreement or other instrument or obligation to which Seller is a party or by which it or any of its properties or assets is bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or any of its properties or assets.

              (b)    Except for those consents and approvals as set forth on
Section 4.3(b) of the Disclosure Schedule (the "Required Consents"), no filing or registration with, or notification to, and no permit, authorization, consent or approval of, any governmental entity is necessary for the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated by this Agreement, except such filings, registrations, notifications, permits, authorizations, consents or approvals that result solely from the specific legal or regulatory status of Buyer or as a result of any other facts that specifically relate to the business or activities in which Buyer is engaged.

       4.4 Financial Statements. Seller has furnished Buyer, with respect to the Newspapers, (i) unaudited balance sheets as of June 30, 1996, June 30, 1995, June 30, 1994 and June 30, 1993, and statements of income for the fiscal years then ended, prepared in accordance with GAAP except for information ordinarily contained in footnotes to audited financial statements, and (ii) an unaudited balance sheet as of December 31, 1996 and unaudited statements of income for the six (6) months then ended, each prepared in accordance with GAAP, except for information ordinarily contained in footnotes to financial statements and subject to customary year end adjustments (collectively, the "Financial Statements"). Except as disclosed in Section 4.4 of the Disclosure Schedule, the Financial Statements fairly present the results of operations and balance sheets of the Newspapers for the periods and as of the dates set forth in accordance with GAAP except for information ordinarily contained in footnotes to audited financial statements and, in the case of any financial statements not as of the end of a fiscal year, subject to customary year-end adjustments.

       4.5 Absence of Certain Changes. Except as disclosed in Section 4.5 of the Disclosure Schedule, since June 30, 1996, Seller has conducted the businesses of the Newspapers only in the ordinary course of business consistent with past practices, and (i) there has not been since December 31, 1996 any material adverse change in the financial condition, properties, business or results of operations of any Newspaper, taken as a whole; or (ii) since June 30, 1996 (1) any change by Seller in accounting principles, practices or methods of any Newspaper; (2) any material increase in the number of employees of any Newspaper or any material increase, individually or in the aggregate, in the rate or terms of compensation payable to or to become payable to employees of any Newspaper; (3) any material modifications in employee benefits to the employees of any Newspaper; (4) entry into, termination of (except by reason of the occurrence of a contractually specified termination date) or material amendment to any contract or commitment or license or permit material to the business of any Newspaper as currently conducted, except for the entry into advertising contracts at published rates on a form substantially the same as one of the forms included in Section 4.6 of the Disclosure Schedule or the entry into news carrier contracts on a form substantially the same as the form included in Section 4.6 of the Disclosure Schedule; (5) any creation of or assumption of any mortgage, pledge or other lien or encumbrance upon any of the Assets other than Permitted Liens; (6) any sale, assignment, lease, transfer or other disposition of any material assets of any Newspaper; (7) entry into any agreement pursuant to which the aggregate financial obligation of any Newspaper may exceed Fifty Thousand Dollars ($50,000), or which is not terminable by such Newspaper without penalty upon ninety (90) days' notice or less, except for the entry into advertising contracts at published rates on a form substantially the same as one of the forms included in Section 4.6 of the Disclosure Schedule; (8) any commitment to make any purchase or sale of any inventories except in the ordinary course of business consistent with past practice; (9) any commitment in excess of Ten Thousand Dollars ($10,000) individually or in the aggregate for any capital expenditure for which Buyer shall have any financial obligation to discharge subsequent to the Closing; or (10) any other material transaction not in the ordinary course of business consistent with past practice.

       4.6 Certain Contracts and Arrangements. All Contracts to which Seller is a party with respect to the Newspapers including, without limitation, all options to lease or purchase real property used or useful in the ownership or operation of the Newspapers, (other than those which are Excluded Assets) are either (i) listed in Section 4.6 of the Disclosure Schedule; (ii) advertising contracts entered into in the ordinary course of business at published rates and on a form substantially the same as one of the forms included in Section 4.6 of the Disclosure Schedule; (iii) news carrier contracts entered into in the ordinary course of business and on a form substantially the same as the form included in Section 4.6 of the Disclosure Schedule; or (iv) entered into in the ordinary course of business consistent with past practices and do not involve monetary obligations individually or in the aggregate of more than Fifty Thousand Dollars ($50,000). Except as set forth in Section 4.6 of the Disclosure Schedule, all Contracts are in full force and effect and constitute legal, valid and binding obligations of the parties thereto and there is not, under any of the Contracts, any (A) existing default, (B) event of default or (C) other event which, with or without due notice or lapse of time or both, would constitute a default or event of default on the part of Seller or any Newspaper, nor, to the knowledge of Seller, any other party thereto.

       4.7 Litigation. Except as set forth on Section 4.7 of the Disclosure Schedule, there are no legal, administrative, arbitration or other proceedings or governmental investigations pending against Seller, any Newspaper or the Assets. To the knowledge of Seller, except as set forth on Section 4.7 of the Disclosure Schedule, there are no such proceedings or investigations threatened against Seller, any Newspaper or the Assets.

       4.8    Labor Matters; Personnel Data.

              (a) Except as set forth in Section 4.8 (a) of the Disclosure Schedule, neither Seller nor any Newspaper is a party to any collective bargaining agreement or any other union labor agreement covering or relating to any of the employees of any Newspaper, or has recognized, agreed to recognize or received a demand for recognition of any collective bargaining representative with respect thereto. No collective bargaining representative has been certified as representing any of the employees of any Newspaper. To Seller's knowledge, there is no union organizing activity underway or threatened relating to any of the employees of any Newspaper. There are no strikes, work stoppages, work slowdowns, picketing or any other labor dispute in effect or, to Seller's knowledge, threatened against Seller or any Newspaper. Seller has materially complied with all applicable laws and regulations with respect to the employment of labor, including without limitation, those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of Social Security or similar payroll taxes. There are no unfair labor practices claims or charges pending or, to the best of Seller's knowledge, threatened, involving Seller or any Newspaper.

              (b) Section 4.8(b) of the Disclosure Schedule lists the names, titles, accrued vacation and sick leave as of January 31, 1997 and current rates of pay or total annual compensation of all persons employed by Seller or the Newspapers in connection with the businesses or operations of the Newspapers or the Assets. Except as set forth in Section 4.8(b) of the Disclosure Schedule, neither Seller nor any Newspaper has any employment agreement of any kind, oral or written, express or implied, that would require Buyer to employ any employee of Seller or any Newspaper after the Adjustment Time. Seller has provided Buyer with a true and correct copy of each employee handbook and employment policy applicable to any of the employees of the Newspapers.

              (c) Seller does not contribute to and is not required to contribute to any Multi-employer Plan with respect to its employees, and neither Seller nor any other trade or business under common control with Seller (within the meaning of Section 414(b), (c), (m) or (o) of the Code) has incurred or reasonably expects to incur any "withdrawal liability," as defined under Section 4201 et. seq. of ERISA.

       4.9 Taxes. Except as set forth in Section 4.9 of the Disclosure Schedule and except for federal and state income tax returns for which the filing dates have been lawfully extended, all tax returns, reports, statements and other similar filings required to be filed by Seller with respect to the Newspapers (collectively, "Tax Returns") with respect to any taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax or similar governmental charge or imposition under laws of the United States or any state or municipality or political subdivision thereof or any foreign country or political subdivision thereof) (collectively, "Taxes") have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed. All Taxes, including without limitation those that are called for by the Tax Returns, or heretofore claimed to be due by any taxing authority from Seller with respect to the Newspapers, have been properly accrued or paid. Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there is not any pending tax examination of or tax claim asserted against Seller or any of its assets or properties with respect to the Newspapers. Except as set forth in Section 4.9 of the Disclosure Schedule and except for federal and state income taxes, Seller has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes with respect to the Newspapers. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of Seller. Seller has no knowledge of any basis for any additional assessment of any Taxes with respect to the Newspapers. There is not, and there will not be, any liability for any Taxes arising out of, or attributable to, or affecting the Assets or the Newspapers through the Adjustment Time, or attributable to the conduct of the operations of Seller at any time for which Buyer will have any liability for payment or otherwise, except as may be reflected in the Closing Date Statement of Current Assets and Current Liabilities. There does not exist any liability for Taxes (except for sales, use, property and transfer taxes, if any, incident to the consummation of the transactions contemplated herein) which may be asserted by any taxing authority against the Assets or the businesses and operations of the Newspapers, and no lien or other encumbrance for Taxes has attached or, to Seller's knowledge, could attach to the Assets or the operations of the Newspapers. Seller is not a "United States real property holding corporation" within the meaning of Section 897 of the Code.

       4.10 Licenses and Authorizations. Section 4.10 of the Disclosure Schedule lists all Licenses. All the Licenses are in full force and effect, with no material violations of any of them having occurred or, to the knowledge of Seller, alleged to have occurred, and with no proceedings pending or, to the knowledge of Seller, threatened, that would have the effect of revoking or materially limiting or materially affecting the transfer or renewal of any of the Licenses. Except as set forth in Section 4.10 of the Disclosure Schedule,
(a) the Licenses are not subject to any restrictions or conditions that would limit the businesses of the Newspapers in any material manner as presently conducted and (b) there are no applications by Seller or to Seller's knowledge, complaints by others pending or threatened in writing before any governmental agency relating to Seller or the Newspapers.

       4.11 Title to Real Property. Section 4.11 of the Disclosure Schedule contains reasonably complete description of all real property currently owned or leased by Seller (hereinafter "Real Property") in connection with the businesses or operations of the Newspapers, and the Real Property constitutes all real property interests necessary to conduct the business or operations of the Newspapers as now conducted. Seller has good and marketable fee simple title to all of such owned Real Property and good and valid title to all of its leasehold interests in Real Property, in each case which at the Closing hereunder will be free and clear of all liens, mortgages, pledges, covenants, options, rights of first refusal, easements, restrictions, encroachments, leases and encumbrances whatsoever other than Permitted Liens. No condemnation of any such Real Property has occurred, is pending or, to the knowledge of Seller, is threatened. Seller has delivered to Buyer true and complete copies of all leases listed in Section 4.11 of the Disclosure Schedule, all of which are in full force and effect and constitute legal, valid and binding obligations of the parties thereto subject to Bankruptcy Laws and Certain Creditor's Rights and with respect to which Seller is not in default, nor, to

Seller's knowledge, is any other party to any such lease in default. Seller has delivered to Buyer true and complete copies of all deeds, leases, easements, rights-of-way or other instruments pertaining to the Real Property (including any and all amendments and other modifications of such instruments). All of the Real Property has full legal and practical access to public roads or streets and has all utilities and services necessary for the property and lawful conduct and operation of the Newspapers as currently conducted. All improvements utilized in connection with the Newspaper are maintained, placed and located in accordance with the provisions of all applicable laws, rules, regulations, deeds, leases, licenses, permits or other legally enforceable arrangements and are located entirely on the Real Property either owned or leased by Seller. Except as set forth on Schedule 4.11, all leasehold interests included in the Real Property are duly and property recorded in all appropriate public offices. All Real Property (including the improvements thereon) (A) is available to Seller (and Buyer, as assignee of Seller) for immediate use in the conduct of the business or operations of the Newspapers as currently conducted, and (B) complies in all material respects with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction.

       4.12 Title to Personal Property. Section 4.12 of the Disclosure Schedule lists all tangible personal property owned or leased by Seller in connection with the businesses and operations of the Newspapers, other than assets with an original cost of less than Five Hundred Dollars ($500) individually. The tangible personal property being purchased by Buyer from Seller at the Closing includes all tangible personal property owned or leased by Seller in connection with the business or operations of the Newspaper as of December 31, 1996, except for Excluded Assets, assets with an original cost of less than Five Hundred Dollars ($500) individually, and except as set forth on
Section 4.12 of the Disclosure Schedule, where any transfer or disposition of any such tangible personal property is specifically described. Seller owns and has good and valid title to such properties, free and clear of all liens and encumbrances, other than Permitted Liens. Seller has delivered to Buyer true and complete copies of all leases and other agreements or documents affecting the properties listed in Section 4.12 of the Disclosure Schedule, all of which are valid and binding on Seller except for Bankruptcy Laws and Certain Creditor's Rights, and with respect to which Seller is not in material default.

       4.13 Condition of Assets. Except for the parking lot, the Real Property including buildings, plant and structures owned by Seller and used in the businesses of the Newspapers are structurally sound with no known defects and are in good operating condition and repair, normal wear and tear excepted in consideration for age of each asset, none of such buildings, plant or structures is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. All other Assets except for the printing press used in the businesses of the Newspapers, (including, without limitation, all personal property and equipment) owned by Seller and used in the businesses of the Newspapers are in good operating condition and repair, normal wear and tear excepted in consideration for the age of each Asset and none of such Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The parking lot and printing press are structurally sound with no known defects and are in satisfactory operating condition and repair, normal wear and tear except in consideration for age of each asset, none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

       4.14   Inventory.

              (a) Except as set forth on Section 4.14 of the Disclosure Schedule, the value at which the inventory of the Newspapers is booked appropriately reflects the value of all items that are below standard quality, damaged, obsolete or of a quantity or quality not usable or suitable in the ordinary course of the businesses of the Newspapers.

              (b) The amount of inventory of the Newspapers on the Closing Date will be sufficient to permit the continued maintenance and operation of the business and operations conducted by the Newspapers as currently conducted for a period of at least ten (10) days.

       4.15 Accounts Receivable. All of the trade accounts receivable of the Newspaper are valid and bona fide and were acquired or arose in the ordinary course of business consistent with past practices.

       4.16 Intellectual Property. All registered trademarks, registered copyrights, patents or patent applications owned by Seller with respect to the Newspapers or otherwise included within the Assets are listed in Section 4.16 of the Disclosure Schedule. Seller has the right to use all patents, trademarks, trade names, and copyrights as the Newspapers presently use them. To the knowledge of Seller, no patent, trademark, trade name, or copyright used by the Newspapers or otherwise included within the Assets is the subject of any infringement action or action seeking to deny, modify or revoke any registration or application therefor or renewal thereof. Each Newspaper is entitled to use all designs, processes and licenses and all other industrial property or intellectual property rights used by it, and except as disclosed in Section 4.16 of the Disclosure Schedule, Seller has not granted to any third party any right, title or interest in or to any such intellectual property.

       4.17 Circulation and Advertising Linage. Section 4.17 of the Disclosure Schedule sets forth the paid circulation as of June 30, 1994, June 30, 1995 and June 30, 1996, and as of December 31, 1996 for each of the Newspapers which has a paid circulation. There has been no material decline in paid circulation for such Newspapers since December 31, 1996. Section 4.17 of the Disclosure Schedule sets forth circulation as of June 30, 1994, June 30, 1995 and June 30, 1996, and as of December 31, 1996, for each of the Newspapers which does not have a paid circulation. There has been no material decline in circulation for any of such Newspapers since December 31, 1996. Section 4.17 of the Disclosure Schedule includes a description of the monthly advertising linage sold for each Newspaper for the twelve-month period ending June 30, 1996 and for the six-month period ending December 31, 1996. The difference between advertising linage for each of the Newspapers as of December 31, 1995 and advertising linage as of February 13, 1996 shall not be materially greater than the difference between advertising linage for such Newspaper as of December 31, 1996 and advertising linage as of February 13, 1997.

       4.18 Postal Permits. All reports filed with the United States Postal Service in connection with any Second-Class Mail postal permit applicable to the Newspapers were true and correct in all material respects at the time of filing. True and complete copies of all such reports for Second-Class postage qualification filed in 1996 have previously been furnished to Buyer.

       4.19 ABC Reports. All reports filed with the Audit Bureau of Circulation ("ABC") during the preceding three years in connection with the Newspapers which are audited by the ABC were true and correct in all material respects at the time of filing. True and complete copies of all such reports for the past year which have been filed by the Newspapers with ABC have previously been furnished to Buyer.

       4.20 Legal Advertisements. The Newspapers are qualified under Virginia law to accept and publish legal notices required by the governmental units described in Section 4.20 of the Disclosure Schedule.

       4.21 Subscribers. Section 4.21 of the Disclosure Schedule lists all of the subscribers of the Newspapers as of the month immediately preceding the date of this Agreement.

       4.22 Newsrack Locations. Section 4.22 of the Disclosure Schedule lists the location of all newsracks and the names and addresses of dealers through which the Newspapers are distributed.

       4.23   Environmental Laws.

              (a) Except as disclosed in Section 4.23 of the Disclosure Schedule, (i) Seller's operations with respect to the Newspapers, and all Real Property owned or leased by Seller in connection with the Newspapers, materially comply with all applicable Environmental Orders and Laws (as defined below) and all applicable health and safety laws, (ii) none of Seller's operations on such Real Property is subject to any pending judicial or administrative proceeding alleging the violation of any Environmental Order or Law or any applicable health or safety law, (iii) none of such Real Property is, to Seller's knowledge, the subject of any federal or state investigation concerning any use or release of any Hazardous Material (as defined below),
(iv) neither Seller nor, to Seller's knowledge, any predecessor-in-title to such Real Property has filed any notice under federal or state law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a Hazardous Material into the environment, (v) Seller has no contingent liability in connection with any release of any Hazardous Material into the environment and no release which could require remediation has occurred, (vi) none of Seller's operations on such Real Property involves the generation, transportation, treatment, storage or disposal of Hazardous Materials of "Reportable Quantity" (as defined by the Comprehensive Environmental Response Compensation Liability Act, as amended, 42 U.S.C. Section 9601, et seq. ("CERCLA")), and (vii) except in accordance with all requirements of law, Seller has not disposed of any Hazardous Material of Reportable Quantity in, on or about such Real Property and, to Seller's knowledge, neither has any lessee, prior owner or other person.

              (b) Except as described in Section 4.23 of the Disclosure Schedule, no surface impoundments or underground storage tanks are located in, on or about such Real Property, and no surface impoundments have ever existed on such Real Property for the period of time Seller has owned such Real Property. All underground storage tanks which have been removed from such Real Property have been removed in material compliance with all then and currently applicable Environmental Orders and Laws (as defined below).

              "Environmental Orders and Laws" means any applicable order, judgment, injunction, award, decree or writ or any applicable law, statute, code, ordinance, regulation or other requirement of any government or political subdivision thereof, whether federal, state, local or foreign, or any agency, regulatory authority or instrumentality of any such government or political subdivision, or any court or arbitrator relating to pollution or protection of health, public welfare or the environment, including, without limitation, Environmental Orders and Laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

              "Hazardous Materials" means (1) hazardous materials, contaminants, constituents, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations, as amended: the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C.
Section 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Toxic Substance Control Act, 15 U.S.C. Section 2601 et seq., (2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) friable asbestos and/or friable asbestos-containing materials, (5) PCBs, or PCB-containing materials or fluids and (6) any other hazardous or noxious substance, material, pollutant or solid or liquid waste that is regulated by any Environmental Orders and Laws.

       4.24 Compliance with Laws. Seller has materially complied, and is in material compliance with, all applicable laws relating to ownership, leasing and operation of the Assets and the conduct of the businesses of the Newspapers.

       4.25   Relationships with Affiliates.  Except as set forth in Section
4.25 of the Disclosure Schedule, neither the stockholders of Seller nor any Affiliate of Seller, individually or collectively, owns or has owned of record or beneficially, an equity interest or any other financial or profit interest in any firm, corporation or any other entity or person that has had business dealings or a financial interest in any transaction with Seller with respect to the businesses of the Newspapers or the

Assets. Except as set forth in Section 4.25 of the Disclosure Schedule, no stockholder of Seller or any Affiliate of Seller or such stockholder is in competition with Seller with respect to the businesses of the Newspapers or the Assets, or any lease, sublease, indebtedness, contract, agreement, commitment, understanding or arrangement of any kind whatsoever with any other stockholder of Seller or any Affiliate of Seller or such stockholder pertaining to the businesses or operations of the Newspapers or the Assets. No stockholder of Seller or any Affiliate of Seller has any right or claim against Seller with respect to the Newspapers. Since December 31, 1996, Seller has not made any sales, transfers or conveyances of any kind of inventory or other assets related to the Newspapers or the Assets to a stockholder or Affiliate of Seller other than those for which the Newspapers has received fair market value. For purposes of this Agreement, an "Affiliate" shall mean, with respect to either Seller or Buyer, a person, corporation, partnership or other entity that is controlled by, controls or is under common control with such Seller or Buyer.

       4.26 Totality of Assets. The Assets (other than the Excluded Assets) include all of the tangible and intangible assets and rights necessary to conduct the businesses and operations of the Newspapers as presently conducted.

       4.27 Brokers and Finders. Neither Seller nor any of its officers, directors, or employees has employed any broker or finder in connection with the transactions contemplated by this Agreement.

       4.28 Disclosure. No representation or warranty by Seller in this Agreement (including the Disclosure Schedule) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement made therein, in light of the circumstances under which it is made, not misleading.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer represents and warrants to Seller as follows:

       5.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

       5.2 Authority Relative to this Agreement. Buyer has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution or performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes a legal, valid and binding agreement of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

       5.3    Noncontravention; Consents and Approvals.

              (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 5.3(b), the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Buyer, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under the terms, conditions or provisions of any note, bond, mortgage, indenture, license agreement or other instrument or obligation to which Buyer is a party, or by which Buyer or any of its properties or assets is bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its properties or assets.

              (b) Assuming the accuracy of the representations and warranties of Seller set forth in Article IV, no filing or registration with, or notification to, and no permit, authorization, consent or approval of, any governmental entity is required by Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

       5.4 Brokers and Finders. Neither Buyer nor any officers, directors or employees has employed any broker or finder in connection with the transactions contemplated by this Agreement.

       5.5 Hart-Scott-Rodino. Buyer has prepared and delivered to the United States Federal Trade Commission (the "FTC") a balance sheet in the ordinary course of business which does not include the Assets and has received, based upon such balance sheet, a staff interpretation from the FTC that the Buyer and Seller are not required to file a notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.


                                   ARTICLE 6
                            COVENANTS OF THE PARTIES

       6.1 Conduct of Business. Except as specifically provided in this Agreement, during the period from the date of this Agreement to the Closing Date, Seller will conduct the business and operations of each Newspaper in the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Closing Date, without the prior written consent of Buyer, Seller will not:

              (a) sell, transfer, lease, license, pledge, encumber, mortgage, remove from the premises of any Newspaper or otherwise dispose of, or agree to sell, transfer, lease, license, pledge, encumber, mortgage, remove from the premises of any Newspaper or otherwise dispose of ("Transfer"), any assets or properties, real or personal, relating to any Newspaper, except in the ordinary course of business consistent with past practice and, in no event shall Seller Transfer any such assets or properties, the original cost of which exceeds Ten Thousand Dollars ($10,000) in the aggregate, other than to the extent such assets are ordinarily consumed in connection with the production of newspapers or other printed material sold by Seller in the ordinary course of business consistent with past practices;

              (b) enter into or renew any agreements, commitments or contracts relating to the Newspapers, except agreements for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practices and, in no event, to exceed obligations of any Newspaper in excess of Fifty Thousand Dollars ($50,000) in the aggregate (other than with respect to advertising contracts entered into in the ordinary course of business at published rates and on one of the forms included in Section 4.6 of the Disclosure Schedule or news carrier contracts entered into in the ordinary course of business and on a form substantially the same as the form included in
Section 4.6 of the Disclosure Schedule), or modify, amend, waive or terminate any of the Contracts;

              (c) authorize or commit to make capital expenditures in an amount in excess of Ten Thousand Dollars ($10,000) in the aggregate;

              (d) (i) increase the compensation of any employees of any Newspaper without the consent of Buyer; (ii) increase the number of employees of any Newspaper; or (iii) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement with respect to any employees or former employees of any Newspaper, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, employment agreement, retirement or other benefit plan, agreement or arrangement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

              (e) permit any insurance policy relating to the Newspapers to be canceled or terminated;

              (f) make any change to the accounting methods, principles or practices with respect to the Newspapers or the Assets;

              (g) maintain the books and records of the Newspapers in a manner other than in the ordinary course of business consistent with past practices;

              (h) fail to maintain all tangible personal property in good operating condition (other than the printing press which shall be maintained in satisfactory operating condition), ordinary wear and tear excepted, or to replace any of the tangible personal property which is ordinary and necessary to the operation of the Newspapers which shall be worn out or damaged;

              (i) fail to use all reasonable efforts to preserve intact its present business organizations, keep available the services of its employees or preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, to the end that its goodwill and on-going businesses shall not be impaired in any material respect at the Effective Date; or

              (j) fail to maintain levels of inventory and spare parts consistent with past practices and the requirements of Sections 4.14 and 7.10.

       6.2 Access to Information. From the date of this Agreement to the Closing Date, Seller will (a) give Buyer and its authorized representatives reasonable access during normal business hours to the facilities, personnel and operations of the Newspapers and to all of its books and records relating to the Newspapers including, without limitation, all personnel records, (b) permit Buyer and such authorized representatives to make such inspections thereof as Buyer may reasonably request and to conduct such tests, studies and surveys and take samples as it deems necessary for evaluating the structural and environmental condition of the property and improvements thereon (including without limitation, the Assessments referred to in Section 6.9), and (c) cause its officers or other appropriate officials to furnish Buyer with such financial and operating data and other information with respect to the business operations of the Newspapers as Buyer may from time to time reasonably request.


       6.3 Other Consents, Waivers and Approvals. Seller shall, at its own expense, use its commercially reasonable efforts in (i) taking all actions that may be reasonable and necessary to obtain any consent necessary to the assignment of any of the Contracts and Licenses to Buyer, including without limitation, the Required Consents; provided it is understood and agreed that Buyer shall have no obligation to accept any changes, other than ministerial, immaterial changes, to any of the Contracts or Licenses as a condition to obtaining any consent, and (ii) causing all actions to be taken that may be reasonable and necessary to effectuate the assignment of any of the Contracts and Licenses to Buyer, including without limitation, any actions to be taken after the Closing Date.

       6.4 Consummation of Agreement. Each of Seller and Buyer will use commercially reasonable efforts to perform or fulfill all other conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as expeditiously as possible. If any event should occur, either within or outside the control of Seller or Buyer that would materially delay or prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, Seller and Buyer will use their respective commercially reasonable efforts to cure or minimize the same as expeditiously as possible.

       6.5 Public Announcements. The parties will not disclose to any person or entity (other than their respective officers, directors, employees, lenders and other advisors who need to know such information and who shall be informed by the party making disclosure of the confidential nature of such information and shall be directed to treat such information confidentially) any information regarding the existence of the transactions herein contemplated or the Assets except to the extent previously disclosed with respect to the agreement in principle between the parties.

       6.6 Solicitation of Employees. For a period of five (5) years from the Closing Date of this Agreement, neither Seller nor any of its respective Affiliates, agents or representatives shall directly or indirectly solicit or cause or assist in the solicitation of the employment of, or employ, any executive, management or other employee of the Newspaper.

       6.7    Intentionally Omitted.

       6.8 Allocation of Purchase Price. The parties shall use reasonable efforts to agree upon the allocation of the Purchase Price among the Assets for purposes of any filings required by Section 1060 of the Code and agree to allocate in respect of Seller and Guarantor One Thousand Dollars ($1,000) of the Purchase Price in consideration for the execution of the Covenants Not to Compete as contemplated herein.

       6.9 Release of Liens. Before or concurrent with the Closing, Seller shall deliver to Buyer (i) terminations (or a letter from the holder of the security interest in form and substance reasonably satisfactory to Buyer agreeing to terminate the security interest, mortgage, pledge, lien or other encumbrance upon receipt of payment) of any security interest, mortgage, pledge, lien or other encumbrance held in respect of any of the Assets other than Permitted Liens. All such terminations, releases, or acknowledgments shall be in form and substance reasonably satisfactory to Buyer.

       6.10 Environmental and Health and Safety Matters. If Buyer chooses to do so, Seller will cooperate with Buyer in obtaining, at Buyer's expense, from a nationally recognized engineer selected by Buyer (the "Environmental Engineer"), a Phase I environmental report for each parcel of Real Property and a health and safety audit of the facilities and operations of the Newspapers (together with any Phase II Environmental Report or other follow-up report, the "Assessments"). If the Phase I environmental report shows any potential environmental liability, or if any health and safety audit shows any potential health or safety liability, Buyer may choose to obtain, and Seller shall cooperate with Buyer in obtaining, at Buyer's expense, as soon as is reasonably practicable after such potential liability becomes known to Buyer, a Phase II environmental report for each parcel of Real Property with any potential environmental liability or a follow-up health and safety audit with respect to any health or safety liability. Such Assessments shall, in addition to any other matters customarily shown in such reports, identify the scope and source of any actual or potential liability or problem on the Real Property or newspaper facilities and set forth an estimate of the cost of remediating such liability or problem. Buyer shall promptly forward to Seller a copy of the Assessments after receipt thereof by Buyer.

       6.11 Billing Services. For a period not to exceed six months following the Closing Date, at Buyer's request, Seller will perform billing, circulation, accounting and classified services for the Newspapers, including, without limitation, processing, reporting and related services, and Buyer shall have the right to use all operating and financial computer software during such period in connection with such services. Buyer shall pay to Seller the sum of $2000 per month (prorated for any partial month) during the period in which Buyer requests Seller to provide the services contemplated hereby. The first payment shall be made by Buyer five days after Closing in respect of the first month's services and on the corresponding day of each month thereafter during the period in which such services are requested and provided hereunder. It is understood and agreed that Seller shall continue to provide such services to Buyer in the same manner as if Seller still owned the Newspapers in accordance with Seller's prior practices and, without the prior written consent of Buyer, Seller shall not subcontract such services to any third party.

       6.12 Employees. Effective as of the Closing Date, Buyer shall offer employment to each active employee of Seller who is employed at any Newspaper immediately prior to the Closing Date (collectively, the "Assumed Employees"). Buyer shall offer employment to the Assumed Employees at compensation levels substantially similar to those levels currently applicable to such employees, and on other terms and conditions (including health care benefits) as Buyer or its affiliates customarily provide to its similarly-situated employees; provided that if Buyer sells or transfers the Assets to be acquired pursuant to this Agreement to a third party within ninety (90) days of the Closing hereunder, such terms and conditions shall be the same as those customarily provided by such third party or its affiliates to its similarly situated employees. Buyer shall not be obligated to assume any contracts of employment and nothing herein shall be deemed to require Buyer to employ such Assumed Employees for any specific period of time. The provisions hereof shall be for the exclusive benefit of the parties hereto (and their successors and assigns) and shall not be for the benefit of any other person or entity, including without limitation, any Assumed Employees.


                                   ARTICLE 7
                     CONDITIONS TO THE OBLIGATIONS OF BUYER

       The obligations of Buyer to purchase the Assets from Seller and to perform its other obligations hereunder to be performed at or subsequent to the Closing shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any one or more of which may be waived by Buyer:

       7.1 Representations and Warranties. All representations and warranties of Seller contained herein shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made as of such date except for changes expressly permitted by this Agreement.

       7.2 Covenants. Seller shall have performed and complied in all material respects with all material covenants and agreements contained in this Agreement required to be performed or complied with by it on or prior to the Closing Date.

       7.3 Certificate. Seller shall have furnished a certificate of an authorized officer to evidence compliance with the conditions set forth in Sections 7.1 and 7.2 substantially in the form of Exhibit E attached hereto.

       7.4 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against Buyer or Seller that prohibits or restricts the sale of Assets contemplated hereby, materially limits or restricts the operation of the businesses of the Newspapers or other Assets as they are currently conducted, or otherwise materially restricts Buyer's exercise of full rights to own and operate the Newspapers and other Assets, and no action, proceeding, investigation, regulation or legislation shall have been instituted or threatened before any court, governmental agency or legislative body which (i) questions the validity or legality of the transactions contemplated hereby or seeks to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arising out of, this Agreement or the consummation of the transaction contemplated hereby, (ii) seeks material damages against Buyer as a result of the transactions contemplated hereby; or
(iii) can otherwise reasonably be expected to materially and adversely affect Buyer.

       7.5 Opinion of Counsel. Buyer shall have received the favorable opinion of Verner, Liipfert, Bernhard, McPherson and Hand, counsel to Seller, substantially in the form of Exhibit F attached hereto.

       7.6 No Material Adverse Change. Since the date of this Agreement, Seller shall have suffered no material adverse change to the business, operations, assets or financial condition of the Newspapers or the Assets.

       7.7 Consents. All Required Consents, and all consents necessary to the assignment of any of the Contracts to Buyer in accordance with Section 6.3, shall have been duly and validly obtained and shall remain effective as of the Closing, and all consents shall be in form and substance satisfactory to Buyer, including without limitation, imposing no conditions or changes (other than ministerial, immaterial things or conditions) in the underlying Contract.

       7.8 Releases. At or prior to Closing, Seller shall have obtained the release of all liens and encumbrances on the assets or properties other than Permitted Liens in the manner specified in Section 6.8.

       7.9 Real Property. Seller shall have furnished to Buyer, at Buyer's expense, (i) an extended coverage owner's policy of title insurance from a reputable title insurance company for each owned parcel of Real Property, without a survey exception and subject only to Permitted Liens and such other liens as do not, in Buyer's reasonable judgement, materially and adversely affect the use of such Real Property in the business as currently conducted or the value of such Real Property, and (ii) a current and complete survey of each such parcel of Real Property made by a competent registered surveyor in accordance with the American Land Title Association guidelines.

       7.10 Inventory. The amount of inventory relating to the Newspapers on the Closing Date shall be sufficient to permit the continued maintenance and operation of the business and operations conducted by the Newspaper for a period of at least ten (10) days.

       7.11 Circulation. The average paid daily or Sunday circulation of each Newspaper with a paid circulation shall, for the most recent month practical for its calculation prior to the Closing Date, not have fallen more than 3% below such Newspaper's paid circulation for the month of December 1996.

       7.12 Seller's Actions. All proceedings to be taken by Seller in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and Buyer's counsel, and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

       7.13 Document Delivery. Seller shall have delivered the following documents, appropriately executed, to Buyer:

              (a) All documents required to be delivered to Buyer pursuant to Section 3.2;

              (b) Certified copies of the resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and consummation of the transactions contemplated hereby;

              (c) Certificates of good standing for Seller from its state of incorporation issued as of a date not more than 10 days prior to the Closing Date;

              (d) Possession of all books, accounts, records, documents, files, agreements and reports located at the offices or premises of the Newspapers relating to the Newspaper or the Assets;

              (e) All such other documents as may be reasonably requested by Buyer, including a secretary's certificate relating to incumbency and corporate proceedings;

              (f) All Required Consents and copies of all other consents received; and

              (g) Such other and further releases or other documents as may be reasonably necessary, in the opinion of counsel to Buyer, to effectuate the transactions contemplated by this Agreement.

                                   ARTICLE 8
                    CONDITIONS TO THE OBLIGATIONS OF SELLER

       The obligations of Seller under this Agreement to effect the sale of the Assets to Buyer and to perform its other obligations hereunder to be performed at the Closing shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any one or more of which may be waived by
Seller:

       8.1 Representations and Warranties. All representations and warranties of Buyer contained herein shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made as of such date except for changes expressly permitted by this Agreement.

       8.2 Covenants. Buyer shall have performed and complied in all material respects with all material covenants and agreements contained in this Agreement required to be performed or complied with by it on or prior to the Closing Date.

       8.3 Certificate. Buyer shall have furnished a certificate of an authorized officer to evidence compliance with the conditions set forth in Sections 8.1 and 8.2 substantially in the form of Exhibit G hereto.

       8.4 Certain Proceedings. No writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against Buyer or Seller which prohibits or restricts the sale of Assets contemplated hereby.

       8.5 Opinion of Counsel. Seller shall have received the favorable opinion of Robinson, Bradshaw & Hinson, P.A., counsel to Buyer, substantially in the form of Exhibit H attached hereto.

       8.6 Document Delivery. Buyer shall have delivered the following to Seller, and where documents are involved, the documents shall be appropriately executed:

              (a) Payment of the Purchase Price to Seller and/or the Escrow Agent as contemplated by Section 2.2;

              (b) All documents required to be delivered to Seller pursuant to Section 3.3;

              (c) Certified copy of the resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

              (d) Certificate of good standing from the State of Delaware issued with respect to Buyer as of a date not more than 10 days prior to the Closing Date; and

              (e) All such other documents as may be reasonably requested by Seller, including a secretary's certificate relating to incumbency and corporate proceedings.

                                   ARTICLE 9
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

       9.1 Survival of Representations. All representations, warranties, covenants and agreements made by any party in this Agreement or in documents and instruments delivered pursuant hereto shall survive the Closing, but all claims made by virtue of such representations, warranties and agreements shall be made under, and subject to the limitations set forth in, this Article 9.

       9.2    Seller's Agreement to Indemnify.

              (a) Indemnification. Subject to the limitations, conditions and provisions set forth herein, Seller agrees to indemnify, defend and hold harmless Buyer (including Buyer's officers, directors, shareholders, employees, agents or affiliates) (collectively, "Buyer's Indemnitees") from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, reasonable attorney's fees, asserted against or incurred by Buyer's Indemnitees resulting from (i) a breach of any covenant, agreement, representation or warranty of Seller to Buyer contained in this Agreement or any other document or instrument delivered pursuant hereto; (ii) liabilities or other obligations relating to any Employee Plan, Compensation Arrangement or Multi-employer Plan; (iii) liabilities which arise from or relate to any litigation referred to or disclosed in Section 4.7 of the Disclosure Schedule; (iv) liabilities which arise from facts which occurred prior to the Closing Date or which relate to the operation of the Newspapers or the Assets prior to the Closing Date and which have not been assumed by Buyer; or (v) any failure by Seller to comply with any applicable bulk sales law (collectively, "Buyer's Damages").

              (b) Limitation of Liability. Seller's obligation to indemnify Buyer against any Buyer's Damages shall be subject to all of the following limitations:

                     (i) No indemnification shall be required to be made by Seller for Buyer's Damages resulting from a breach of representation or warranty under Section 9.2(a)(i) (other than for Buyer's Damages on account of Seller's breach of any representation or warranty respecting environmental and health and safety matters) until the aggregate amount of such Buyer's

Damages exceeds Two Hundred Thousand Dollars ($200,000); provided that once Buyer's Damages exceed Two Hundred Thousand Dollars ($200,000), indemnification shall be made by Seller for all Buyer's Damages without regard to such limitation.

                     (ii) Buyer's Indemnitees shall be entitled to indemnity only for those Buyer's Damages as to which Buyer has given Seller written notice thereof (A) with respect to Buyer's Damages resulting from a breach of any representation or warranty as set forth in Section 9.2(a)(i), above, within one (1) year after the Closing Date, and (B) with respect to Buyer's Damages resulting from a breach of any covenant or agreement set forth in Section 9.2(a)(i) or any of the matters set forth in Section 9.2(a)(ii), (iii), (iv) or
(v) above, within the applicable statute of limitations with respect thereto; provided, that with respect to Buyer's Damages arising out of any failure of Seller to convey good and marketable title to the Assets, Seller shall be obligated to indemnify Buyer for all Buyer's Damages arising on and after the Closing Date without time limitation. Any written notice delivered by Buyer to Seller pursuant to this subparagraph (ii) shall set forth with reasonable specificity to the extent practicable the basis of the claim for Buyer's Damages and a reasonable estimate of the amount thereof, based on all of the facts then known by Buyer.

              (c) Condition of Indemnification. The obligations and liabilities of Seller under Section 9.2(a) hereof with respect to claims for Buyer's Damages ("Buyer's Claims"), shall be subject to the following terms and conditions:

                     (i) Buyer will give Seller notice of any Buyer's Claim within ten (10) business days after receiving notice, or becoming aware, thereof.

                     (ii) After Seller receives notice of a Buyer's Claim which relates to an assertion of liability by a third party other than Buyer or an Affiliate of Buyer, Seller shall have the right to defend any such claim and to control negotiations toward resolution of such claim, and, if litigation ensues, to defend the same with counsel chosen by Seller, at Seller's expense. Buyer shall extend reasonable cooperation to Seller's in connection with such defense. In the event that, within thirty (30) business days (or earlier, to the extent Buyer's rights would be materially and adversely affected by a failure to give notice earlier than such 30 day period) after notice of any such Buyer's Claim, Seller fails to notify Buyer of Seller's intention to defend, Buyer will (upon further notice to Seller) have the right (but not the obligation) to undertake the defense, compromise or settlement of such Buyer's Claim for the account of Buyer. Seller shall have the right to assume the defense of such Buyer's Claim at any time prior to final settlement, compromise or determination thereof, provided that any such assumption shall be conditioned upon Seller's written acknowledgment of its indemnification obligation for such claim.

                     (iii)  Notwithstanding anything in subparagraphs (i) and
(ii) of this Section 9.2(c) to the contrary, a failure by any party to meet the time limits prescribed in such subparagraphs shall not affect the rights provided to the parties in this Agreement, unless the rights of the party not required to meet such time limits are materially and adversely affected by the failure to comply with such time limit.

       9.3    Buyer's Agreement to Indemnify.

              (a) Indemnification. Subject to the limitations, conditions and provisions set forth herein, Buyer hereby agrees to indemnify, defend and hold Seller (and its officers, directors, shareholders, employees, agents or affiliates) (collectively, the "Seller's Indemnitees") harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, reasonable attorney's fees, asserted against or incurred by the Seller's Indemnitees resulting from (i) a breach of any covenant, agreement, representation or warranty of Buyer contained in this Agreement or any other document or instrument delivered pursuant hereto; or
(ii) liabilities which relate to the operation of the Newspaper or the Assets after the Closing Date (collectively, "Seller's Damages").

              (b) Limitation of Liability. Buyer's obligation to indemnify against Seller's Damages shall be subject to all of the following limitations:

                     (i) No indemnification shall be required to be made by Buyer for Seller's Damages resulting from a breach of representation or warranty under Section 9.3(a)(i) until the aggregate amount of such Seller's Damages exceeds Two Hundred Thousand Dollars ($200,000); provided that once Seller's Damages exceed Two Hundred Thousand Dollars ($200,000), indemnification shall be made by Buyer for all Seller's Damages without regard to such limitation.

                     (ii) Seller's Indemnitees shall be entitled to indemnity with respect to claims only for those Seller's Damages as to which Seller has given Buyer written notice thereof (A) or with respect to Seller's Damages resulting from a breach of any representation or warranty as set forth in Section 9.3(a)(i) above, within one (1) year after the Closing Date and (B) with respect to Seller's Damages resulting from a breach of any covenant or agreement as set forth in
Section 9.3(a)(i) or any of the matters set forth in Section 9.3(a)(ii), within the applicable statute of limitations with respect thereto. Any written notice delivered by Seller to Buyer pursuant to this subparagraph (ii) shall set forth with reasonable specificity to the extent practicable the basis of the claim for Seller's Damages and a reasonable estimate of the amount thereof, based on all of the facts then known by Seller.

              (c) Conditions of Indemnification. The obligations and liabilities of Buyer under Section 9.3(a) hereof with respect to claims for Seller's Damages ("Seller's Claims"), shall be subject to the following terms and conditions:

                     (i) Seller will give Buyer notice of Seller's Claim within ten (10) business days after receiving notice, or becoming aware, thereof.

                     (ii) After Buyer receives notice of Seller's Claim which relates to an assertion of liability by a third party other than Seller or an affiliate of Seller, Buyer shall have the right to defend any such claim and to control negotiations toward resolution of such claim and, if litigation ensues, to defend the same with counsel chosen by Buyer, at Buyer's expense. Seller shall extend reasonable cooperation to Buyer in connection with such defense. In the event that, within thirty (30) business days (or earlier, to the extent Seller's rights would be materially and adversely affected by a failure to give notice earlier than such 30 day period) after notice of Seller's Claim, Buyer fails to notify Seller of its intention to defend Seller's Claim, Seller will (upon further notice to Buyer) have the right (but not the obligation) to undertake the defense, compromise or settlement of Seller's Claim for the account of Seller. In such event, Buyer shall have the right to assume the defense of Seller's Claim at any time prior to final settlement, compromise or determination thereof, provided that any such assumption shall be conditioned upon Buyer's acknowledgment of its indemnification obligation for such claim.

                     (iii)  Notwithstanding anything in subparagraphs (i) and
(ii) of this Section 9.3(c) to the contrary, a failure by any party to meet the time limits prescribed in such subparagraphs shall not affect the rights provided to the parties in this Agreement, unless the rights of the party not required to meet such time limits are materially and adversely affected by the failure to comply with such time limit.

                                   ARTICLE 10
                                  TERMINATION

       10.1   Termination.  This Agreement may be terminated:

              (a)    at any time by mutual consent of Seller and Buyer;

              (b) by either party, if the Closing hereunder has not taken place on or before April 30, 1997, provided that the party seeking such termination shall not then be in breach of its obligations under this Agreement;

              (c) by Seller if all conditions set forth in Article 8 have not been satisfied or waived on or prior to April 30, 1997, and Seller is not in breach of its obligations under this Agreement; and

              (d) by Buyer if all conditions set forth in Article 7 have not been satisfied or waived on or prior to April 30, 1997; and Buyer is not in breach of its obligations under this Agreement.

       10.2   Procedure and Effect of Termination.

              (a) In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 10.1, prompt written notice thereof shall forthwith be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                     (i) None of the parties hereto nor any of their directors, officers, shareholders, employees, agents or affiliates shall have any liability or further obligation to the other party or any of its directors, officers, shareholders, employers, agents or affiliates pursuant to this Agreement with respect to which termination has occurred, except as stated in Sections 10.2(b) hereof;

                     (ii) All filings, applications and other submissions relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the agency or other person to which made; and

                     (iii) Buyer shall return any information received by Buyer from Seller and will cause all confidential information obtained by Buyer from Seller concerning the Newspaper to be treated as such.

              (b) Notwithstanding anything to the contrary contained in this Agreement, if Seller or Buyer is in breach of its respective obligations under this Agreement prior to the date of termination of this Agreement, then and in that event, as appropriate, the following provisions shall apply:

                     (i) if Seller is in breach of its obligations under this Agreement, Buyer shall have the right to seek all remedies available to it as provided hereunder or at law or equity, including the remedy of specific performance as provided in Section 11.10; and

                     (ii) if Buyer is in breach of its obligations under this Agreement, Seller shall have the right to seek all remedies available to it as provided hereunder or at law or equity.

                                   ARTICLE 11
                            MISCELLANEOUS PROVISIONS

       11.1 Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses; provided, that payment of all real property transfer taxes and all documentary stamps, filing fees and any penalties or interest with respect thereto, (collectively, "Transfer Taxes") payable in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller to the extent imposed by statute on Seller and by Buyer to the extent imposed by statute on Buyer; provided that Seller shall pay Buyer's share of such Transfer Taxes at Closing and Buyer shall reimburse Seller in connection with the final settlement of Working Capital for its share of such Transfer Taxes. Payment of any sales and use taxes, if any, in connection with consummation of the transactions contemplated by this Agreement shall be paid by Seller. Payment of any real estate recording fees shall be divided equally between Buyer and Seller.

       11.2 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale contemplated by this Agreement. From time to time after the Closing Date, without further consideration, Seller will, at its expense, execute and deliver, or cause to be executed and delivered, such documents to Buyer as Buyer may reasonably request in order to more effectively vest in Buyer good title to the Assets and to evidence the representations and warranties of Seller. From time to time after the Closing Date, without further consideration, Buyer will, at Buyer's expense, execute and deliver such documents to Seller as Seller may reasonably request in order more effectively to consummate the sale of the Assets pursuant to this Agreement.

       11.3 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of Seller and Buyer.

       11.4 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.4.

       11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by facsimile transmission, telexed or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

(a)    to Seller:

       Mid-States Newspapers, Inc.
       1560 Broadway
       Suite 1485
       Denver, Colorado  80202
       Attention:    Mr. W. Dean Singleton
       Telecopy:  (303) 820-9340

       with a copy (which shall not constitute notice) to:

       Verner, Liipfert, Bernhard, McPherson and Hand, Chartered
       901 15th Street, N.W., Suite 700
       Washington, DC 20005
       Attention:    Howell E. Begle, Jr., Esquire
       Telecopy:     (202) 371-6279

(b)    if to Buyer:

       Newspaper Holdings, Inc.
       3309 Brighton Place
       Lexington, Kentucky  40509
       Attention:    Ralph I. Martin
       Telecopy:     (606) 252-2234

       with a copy (which shall not constitute notice) to:

       Robinson, Bradshaw & Hinson, P.A.
       101 North Tryon Street, Suite 1900
       Charlotte, North Carolina 28246
       Attention:    Thomas B. Henson, Esquire
       Telecopy:     (704) 373-3918

       11.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as provided in Section 11.16(b) with respect to Seller and Buyer, as the case may be, which shall not require any consent of the other party, neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder. Notwithstanding the foregoing, following the Closing Date, Buyer shall be entitled to assign its rights, interest and obligations under this Agreement to Media General, Inc. or any Media General Affiliate, or any Affiliate of Buyer without the consent of Seller and upon such assignment Buyer shall be released from any obligations hereunder. Upon any such assignment pursuant to the preceding sentence, for all purposes of this Agreement, including without limitation, Section 2.2 and for purposes of determining if employees accepted employment with Buyer, references to Buyer shall be deemed to refer to the assignee. For purposes of this Section 11.6, a "Media General Affiliate" shall mean a person, corporation, partnership or other entity that is controlled by, controls or is under common control with Media General, Inc. Following any such assignment, notices under this Agreement shall be sent to such parties as designated in writing by the assignee to Seller.

       11.7 No Solicitation. From the date hereof until the termination of this Agreement pursuant to Article 10, Seller shall not (nor will it permit any of its respective officers, directors, stockholders, affiliates or agents to) directly or indirectly solicit or participate or engage in or initiate any negotiations or discussions, or enter into (or authorize) any agreement or agreement in principle, or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or a substantial part of the Assets, whether by merger, purchase of assets or equity or otherwise, except with respect to Buyer as contemplated by this Agreement.

       11.8 Governing Law. This agreement shall be governed by the laws of the Commonwealth of Virginia (but not the laws pertaining to choice of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

       11.9 Consent to Jurisdiction, etc. The parties hereto hereby irrevocably consent to the nonexclusive jurisdiction and venue of any Federal court located in the City of Richmond, Commonwealth of Virginia or to the extent such courts are not available due to lack of jurisdiction, any court in the City of Richmond, Commonwealth of Virginia, in connection with any action or proceeding arising out of or relating to this Agreement. The parties hereto hereby waive personal service of any process in connection with any such action or proceeding and agree that the service thereof may be made by certified or registered mail addressed to or by personal delivery to the other party at such other party's address set forth pursuant to Section 11.5 hereof. In the alternative, in its discretion, any of the parties hereto may effect service upon any other party in any other form or manner permitted by law.

       11.10 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury, due to the unique nature of the Newspaper and the Assets. Buyer shall therefore be entitled, in addition to any other remedies that may be available, including money damages and reimbursement of all related costs and expenses (including legal fees and expenses), to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

       11.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       11.12 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

       11.13 Entire Agreement. This Agreement, including the Exhibits hereto, the Disclosure Schedule and the documents delivered pursuant to this Agreement, together with the Escrow Agreement, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements and understandings relating to such subject matter, including, without limitation the Letter Agreement dated as of January 7, 1997 between Seller and Buyer. The Exhibits hereto and the Disclosure Schedule are an integral part of this Agreement and are incorporated by reference herein.

       11.14 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

       11.15 Bulk Sales. Buyer hereby waives any necessary compliance by Seller with any bulk sales laws. Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against any loss, claim, liability, cost or expense which Buyer may suffer or incur because of Seller's non-compliance with such bulk sales laws.

       11.16  Cooperation With Respect to Taxes and Other Matters.

              (a) Seller and Buyer will cooperate fully, including allowing each other full access to and right to copy documents, with each other after the Closing in connection with any audit examination by any governmental taxing authority or otherwise with respect to the business of the Newspaper or any of the Assets including, but not limited to, furnishing or making available records, files, financial information, accounting records, books of account or other materials (the "Tax and Accounting Records") necessary or helpful for the defense against the assertions of any taxing authority as to any tax returns, tax declarations or tax reports of Buyer, Seller or any of their respective Affiliates, or otherwise reasonably required by Buyer in the operation of the Newspaper or the Assets. Neither Buyer nor Seller will destroy any Tax and Accounting Records for a period of six (6) years after the Closing Date without having given thirty (30) days prior notice to Seller or Buyer, respectively, and, in the event Seller or Buyer wishes to copy any such records, cooperate in making such records available for such copying, provided arrangements are made for reimbursement of all expenses reasonably incurred as a result of such cooperation.

              (b) Seller and Buyer agree that Seller's transfer of the Assets to Buyer shall, at Buyer's or Seller's election, be accomplished in a manner enabling the transfer to qualify as part of a like-kind exchange of property within the meaning of Section 1031 of the Code. If Buyer or Seller so elects, Buyer and Seller shall cooperate with one another to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as either Buyer or Seller reasonably requests in order to effect the transfer of the Assets in a manner which enables such transfer to qualify as part of a like-kind exchange of property within the meaning of Section 1031 of the Code and Buyer and Seller agree that either party may assign its rights and interest (but not its obligations) under this Agreement to an escrow agent acting as a qualified intermediary under United States Treasury Regulations, to qualify the transfer of the Assets as part of a like-kind exchange of property within the meaning of Section 1031 of the Code.

       11.17 Glossary of Defined Terms. The following is a list of terms used in this Agreement and a reference to the section hereof in which such term is defined:

 Term                                                        Section
 ----                                                        -------
 ABC                                                         4.20

 Adjustment Time                                             1.3(a)

 Agreement                                                   Preamble

 Affiliate                                                   4.25

 Assessments                                                 6.9

 Assets                                                      1.1

 Assumption Agreement                                        1.3

 Buyer                                                       Preamble

 Buyer's Claims                                              9.2(c)

 Buyer's Damages                                             9.2(a)

 Buyer's Indemnitees                                         9.2(a)

 CERCLA                                                      4.24(a)

 Closing                                                     3.1

 Closing Date                                                3.1

 Closing Date Statement of Current Assets and Current        2.3(e)

 Liabilities

 Code                                                        1.3

 Compensation Arrangement                                    1.3

 Contracts                                                   1.1(c)

 Covenants Not to Compete                                    2.1(a)

 Current Assets                                              2.2(a)(ii)

 Current Liabilities                                         2.2(a)(i)

 Disclosure Schedule                                         1.1(a)

 Employee Plan                                               1.3

 Environmental Engineer                                      6.9

 Environmental Orders and Laws                               4.24

 Excluded Assets                                             1.2


 Term                                                        Section
 ----                                                        -------
 Financial Statements                                        4.4

 GAAP                                                        2.1(a)(i)

 Hazardous Materials                                         4.23

 Liabilities                                                 2.2(a)(i)

 Licenses                                                    1.1(e)

 Material Adverse Effect                                     4.1

 Media General Affiliate                                     11.6

 Multi-employer Plan                                         1.3

 Newspaper                                                   Preliminary Statements

 Permitted Liens                                             3.2(a)

 Pre-Closing Statement of Current Assets and Current         2.3(b)
 Liabilities

 Purchase Price                                              2.1(a)

 Real Property                                               4.11

 Reportable Quantity                                         4.23(a)

 Required Consents                                           4.3(b)

 Seller                                                      Preamble

 Seller's Claims                                             9.3(c)

 Seller's Damages                                            9.3(a)

 Seller's Indemnities                                        9.3(a)

 Target Working Capital                                      2.2

 Tax and Accounting Records                                  11.16

 Tax Returns                                                 4.9

 Taxes                                                       4.9

 Transfer                                                    6.1(a)

 Transfer Taxes                                              11.1

 Working Capital                                             2.2

       IN WITNESS WHEREOF, Seller and Buyer have caused this Asset Purchase Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                   BUYER:
                                   -----

                                   NEWSPAPER HOLDINGS, INC.



                                   By:
                                      --------------------------------------
                                           Name :
                                           Title:


                                   SELLER:
                                   ------

                                   MID-STATES NEWSPAPERS, INC.



                                   By:
                                      --------------------------------------
                                           Name:
                                           Title:

       Garden State Newspapers, Inc. ("Guarantor") hereby unconditionally guarantees the due and punctual performance and payment in full when due of all obligations and liabilities of Mid-States Newspapers, Inc. under the foregoing Asset Purchase Agreement and waives any circumstance that might constitute a defense available to, or discharge of, Guarantor.


                                   GUARANTOR:
                                   ---------

                                   GARDEN STATE NEWSPAPERS, INC.



                                   By:
                                      --------------------------------------
                                      Name:
                                      Title: